DATAMEG CORP. ANNOUNCES CAS INTERFACE PERFORMANCE WITH CONVENTIONAL 56K MODEM

WASHINGTON DC, Dec. 19 - DataMEG Corp. (OTC BB: DTMG) announced today that the Company demonstrated the ability of their Communications Acceleration System
(CAS) to interface with conventional 56k modems; increasing data transmission speeds up to 128k.

Andrew Benson, President DataMEG Corp. stated, "We have demonstrated the ability to interface our CAS technology between two peripheral devices that are outfitted with conventional 56k modems. The demonstration consisted of a 56k modem transmission over a standard telephone line, of a Windows Media video file accompanied with audio, through our CAS prototype. A PC utilizing a conventional 56k modem received the files. The demonstrations produced verifiable transmission rates ranging from 80k to 128k. We can improve on these transmission speeds."

Mr. Benson continued, "These demonstrations are part of our on-going efforts to expand and improve CAS. Our ability to interface with conventional modems, in addition to the benefits of CAS as a stand-alone system with megabit per second transmission rates, is clear indication that CAS is a Communications Acceleration System."

DataMEG Corp., currently headquartered in Washington DC, is an engineering/technology firm focused on Internet and telecommunications technology solutions. DataMEG Corp. is developing proprietary technology, its Communications Acceleration System, (CAS), which allows for the transfer of information over POTS, DSL and other information transmission networks.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, and the business conditions and growth in related areas of telecommunications, wireless and digital transmission arenas and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving product. Other risks, including the outcome of pending adverse claims to the Company and it's subsidiary's technology that have been and may be detailed from time to time in the filings of the Securities and Exchange Commission. Neither DataMEG Corp. or its subsidiary undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.